Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE July 28, 2010	Contact: Brent Smith Vice President-Finance (713) 361-2634

Cal Dive Reports Second Quarter 2010 Financial Results

HOUSTON, TX – (July 28, 2010) Cal Dive International, Inc. (NYSE:DVR) reported a second quarter 2010 net loss of $7.3 million, or $.08 per diluted share, excluding a $3.7 million ($.04 per diluted share) non-cash year to date tax adjustment.  Including the tax adjustment, the Company reported a second quarter net loss of $11.0 million, or $.12 per diluted share.  This compares to $28.6 million in net income and $.30 per diluted share for the same period of 2009.  The net loss is due to decreased vessel utilization and day rates as the result of a decline in demand for the Company’s services worldwide.  Consistent with the first quarter of 2010, the decline in demand was primarily due to a reduction in hurricane repair work in the Gulf of Mexico and in new construction activity.  During the second quarter of 2009, the Company performed several large construction projects that did not reoccur in 2010 involving an LNG project located offshore Boston and two pipelay projects in China and Mexico.  There was also a general decline in activity levels because of reduced customer spending due to the lag effect of decreased offshore drilling in 2009, uncertainty in the economic outlook and commodity prices, and more recently the uncertainty caused by the oil spill in the Gulf of Mexico.

Despite generating a loss before taxes during the second quarter of 2010, the Company recorded a tax expense in the second quarter instead of a tax benefit. The second quarter tax expense reflects the tax adjustment necessary ($3.7 million or $.04 per diluted share) to reflect the actual year to date tax benefit at an effective rate of 26%.

Quinn Hébert, Chairman, President and Chief Executive Officer of Cal Dive, stated, “While the second quarter results improved from the first quarter, low utilization levels persisted during the first half of the quarter.  The good news is that most of our assets are currently working offshore as activity levels have increased significantly since the middle of May with improved weather in the Gulf of Mexico, although at lower day rates compared to 2009.  While the long-term impact from the oil spill in the Gulf of Mexico on our Company is unknown at this time, we are performing work relating to the spill that in the short-term should at least partially offset any impact from reduced customer spending and delay or cancellation of projects as a result of the increased uncertainty in the market and regulatory environment.  Bidding activity remains high and we have increased our backlog heading into the third quarter, which we expect to be our busiest and most profitable of the year.  Internationally, our two saturation diving vessels are currently working while we are actively pursuing work for our construction barge.”

Financial Highlights

•

Backlog:  Contracted backlog was $302 million as of June 30, 2010 compared to a backlog of $191 million at March 31, 2010 and $284 million at June 30, 2009.

•

Revenues:  Second quarter 2010 revenues decreased by $136.1 million, or 52%, to $124.2 million as compared to the second quarter of 2009.  The decrease is primarily due to decreased utilization and day rates as the result of reduced hurricane related repair work and new construction activity.  Effective utilization for the Company’s saturation diving vessels declined from 89% in the second quarter of 2009 to 62% in the second quarter of 2010 while the utilization for the construction barges declined from 50% to 25%.  In addition, the construction project performed in Mexico during the second quarter of 2009 included a significant amount of procurement pass through in revenue.

•

Gross Profit: Second quarter 2010 gross profit decreased by $63.3 million to $7.5 million as compared to the second quarter of 2009.  The decrease is due to the same reasons as the revenue decrease discussed above.

•

SG&A: Second quarter 2010 SG&A decreased by $2.6 million to $15.6 million as compared to the second quarter of 2009 primarily due to lower incentive cash compensation at June 30, 2010 and various cost reduction measures implemented by the Company in response to the current downturn in business activity.  SG&A as a percentage of revenue during the second quarter of 2010 increased from the second quarter of 2009 due to the decrease in revenues.

•

Net Interest Expense: Second quarter 2010 net interest expense decreased by $1.9 million to $1.8 million as compared to the second quarter of 2009, primarily due to lower outstanding borrowings.

•

Income Tax Expense: The Company’s effective tax benefit rate for the six months ended June 30, 2010 was 26%.  This compares to an effective tax rate of 31% for same period of 2009. The change in the effective tax (benefit) rate from 2009 was primarily the result of (i) a higher percentage of the Company’s profit or losses in 2010 being derived from foreign tax jurisdictions which typically are taxed at a lower rate and (ii) the reversal of a liability for uncertain tax positions of $1.7 million during the first quarter of 2010 which increased the tax benefit rate by approximately 4%.

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Balance Sheet:  Total debt was $215 million and cash and cash equivalents were $17.2 million for a net debt position of $197.8 million as of June 30, 2010, compared to a net debt position of $162.4 million at March 31, 2010 and $288.0 million at June 30, 2009.  The debt is comprised of $195 million outstanding under a term loan and $20 million outstanding under the revolving credit facility.  The total amount of debt of $215 million at June 30, 2010 did not change from March 31, 2010 as the term loan decreased by $20 million due to a scheduled repayment while the borrowings under the revolving credit facility increased to $20 million from no borrowings under the facility at March 31, 2010.  Therefore, the increase in net debt is due to the decrease of $35.4 million in cash.

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Amendment to Credit Facility: On July 19, 2010, the Company executed an amendment to its credit facility that increases the Company’s permitted leverage ratio covenant, Debt to EBITDA, from 3.75x to 4.75x through June 30, 2011, decreasing to 4.25x through September 30, 2011 and returning to 3.75x thereafter.  While the Company did not anticipate a breach of its leverage ratio covenant prior to effecting the amendment, it took proactive measures to modify the covenant to enhance its liquidity and financial flexibility.  The amendment of the leverage ratio allows the Company to have access to its full $300 million revolving credit facility as of June 30, 2010 with approximately $278.5 million available for borrowings.  The Company further increased its financial flexibility with the deferral of a portion of its $20 million quarterly term loan amortization.  The quarterly payment will be $14.8 million beginning with the next scheduled payment on September 30, 2010.

Further details will be provided during Cal Dive’s conference call, scheduled for 10 a.m. Central Time on July 29, 2010.  The teleconference dial-in numbers are: (866) 831-6291 (domestic), (617) 213-8860 (international), passcode 75662803.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East, India and the Mediterranean, with a fleet of 29 vessels, including 19 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the impact on the market and regulatory environment in the U.S. Gulf of Mexico resulting from the Macondo well blowout, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30th,		Six Months Ended June 30th,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues	$124,217	$260,316	$181,635	$467,369
Cost of sales	116,760	189,555	189,587	357,803
Gross profit (loss)	7,457	70,761	(7,952)	109,566
Selling and administrative expenses	15,615	18,222	30,139	36,095
Gain on sale of assets	117	-	1,307	400
Provision for doubtful accounts	-	6,275	(167)	6,275
Income (loss) from operations	(8,041)	46,264	(36,617)	67,596
Interest expense, net	1,833	3,710	4,291	7,364
Other (income) expense, net	(27)	1,063	(68)	985
Income (loss) before income taxes	(9,847)	41,491	(40,840)	59,247
Income tax expense (benefit)	1,119	12,864	(10,745)	18,368
Net income (loss)	$(10,966)	$28,627	$(30,095)	$40,879

Earnings (loss) per common share:
Basic earnings (loss) per share	$(0.12)	$0.30	$(0.33)	$0.43
Fully-diluted earnings (loss) per share	$(0.12)	$0.30	$(0.33)	$0.42

Weighted average shares outstanding:
Basic	91,059	91,258	91,030	93,460
Fully-diluted	91,059	91,311	91,030	93,535

Other financial data:
Depreciation and amortization	16,563	18,879	34,825	38,441
EBITDA	10,344	65,838	1,854	108,522

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	June 30, 2010	December 31, 2009
	(unaudited)
Current assets:
Cash and cash equivalents	$17,176	$52,413
Accounts receivable -
Trade, net of allowance for uncollectable accounts	90,813	119,499
Contracts in progress	23,391	24,511
Income tax receivable	16,909	2,173
Deferred income taxes	2,970	3,183
Other current assets	14,511	22,929
Total current assets	165,770	224,708

Property and equipment	818,653	797,387
Less - Accumulated depreciation	(211,101)	(188,154)
Net property and equipment	607,552	609,233

Other assets:
Goodwill	292,469	292,469
Deferred drydock costs	17,691	16,976
Other assets, net	10,050	12,593
Total assets	$1,093,532	$1,155,979

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$57,298	$49,680
Advanced billings on contracts	238	3,512
Current maturities of long-term debt	59,328	80,000
Accrued liabilities	26,535	39,668
Income tax payable	-	6,025
Total current liabilities	143,399	178,885

Long-term debt	155,672	155,000
Deferred income taxes	120,816	121,973
Other long term liabilities	3,797	5,323
Total liabilities	423,684	461,181

Stockholders' equity	669,848	694,798
Total liabilities and stockholders' equity	$1,093,532	$1,155,979

Calculation of Earnings (Loss) Per Share

(in thousands, except per share amounts)

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) attributable to common shares by the weighted-average shares of outstanding common stock.  The calculation of diluted EPS is similar to basic EPS, except the denominator includes dilutive common stock equivalents.  The components of basic and diluted EPS for common shares for the three and six months ended June 30, 2010 and 2009 were as follows :

	Three Months Ended June 30th,		Six Months Ended June 30th,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Numerator:
Net income (loss)	$(10,966)	$28,627	$(30,095)	$40,879
Less: Net income (loss) allocated to unvested restricted stock	-	817	-	1,152
Net income (loss) attributable to common shares	$(10,966)	$27,810	$(30,095)	$39,727

Denominator:
Basic weighted average shares outstanding	91,059	91,258	91,030	93,460
Dilutive share-based employee compensation plan (1)	-	53	-	75
Diluted weighted average shares outstanding	91,059	91,311	91,030	93,535

Earnings (Loss) per share:
Total basic	$(0.12)	$0.30	$(0.33)	$0.43
Total diluted	$(0.12)	$0.30	$(0.33)	$0.42

(1)

No losses were allocated to unvested restricted shares outstanding in the computation of diluted earnings per share, because to do so would be anti-dilutive.

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended June 30, 2010 and 2009 (in thousands)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended June 30th,		Six Months Ended June 30th,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
EBITDA	$10,344	$65,838	$1,854	$108,522
Less: Depreciation & Amortization	16,563	18,879	34,825	38,441
Less: Non-Cash Stock Compensation Expense	1,795	1,758	3,578	3,470
Less: Net Interest Expense	1,833	3,710	4,291	7,364
Less: Income Tax Expense (Benefit)	1,119	12,864	(10,745)	18,368
Net Income (Loss)	$(10,966)	$28,627	$(30,095)	$40,879

	As of 6/30/10
Total Debt	$215,000
Less: Cash	(17,176)
Net Debt	$197,824